Agreement

Air Liquide Limited

and

Omnicare Limited

and

Allied Healthcare Group Holdings Limited

and

Air Liquide UK Limited

for the sale and purchase of all of the issued shares of Allied Respiratory Limited

30 September 2007

SCHEDULE 1	20
Particulars relating to the Company	20
SCHEDULE 2	21
Particulars relating to the Subsidiary	21
SCHEDULE 3	22
The Warranties	22
SCHEDULE 4	45
Seller Protection Clauses	45
SCHEDULE 5	49
The Properties	49
SCHEDULE 6	53
The Seller’s Guarantee and Indemnity	53
SCHEDULE 7	55
The Buyer’s Guarantee and Indemnity	55

THIS AGREEMENT is made on 30 September 2007

BETWEEN:

(1)	AIR LIQUIDE LIMITED (No. 02103630) whose registered office is at Station Road, Coleshill, Birmingham, West Midlands B46 1JY (the “Buyer”);
(2)	OMNICARE LIMITED (No. 3073148) whose registered office is at Medicare House, Stone Business Park, Brooms Road, Stone, Staffordshire ST15 0TL (the “Seller”);
(3)	ALLIED HEALTHCARE GROUP HOLDINGS LIMITED (No. 3890177) whose registered office is at Medicare House, Stone Business Park, Brooms Road, Stone, Staffordshire ST15 0TL (the “Seller’s Guarantor”); and
(4)	AIR LIQUIDE UK LIMITED (No. 00232592) whose registered office is at Station Road, Coleshill, Birmingham, West Midlands B46 1JY (the “Buyer’s Guarantor”).

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION
1.1	In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

“Accounts Date” means 30 September 2006;

“Books and Records” means the books and records of the Company relating exclusively to the business of the Company in the period up to Completion on whatever medium they are stored;

“Business Day” means a day (excluding Saturdays) on which banks generally are open in London and Paris for the transaction of normal banking business;

“Buyer’s Group” means the Buyer, its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

“Company” means Allied Respiratory Limited (No. 2230411);

“Completion” means the completion of the sale and purchase of the Shares in accordance with clause 3;

“Completion Date” means the date of this agreement;

“Completion Payment” means the aggregate of the Intra-Group Indebtedness and the Share Consideration less the Escrow Amount;

“Confidential Information” means all information belonging to any Group Company which is not publicly known;

“Deed of Release” means the deed of release in the agreed terms in respect of all charges granted by the Company and the Subsidiary pursuant to existing facility arrangements with Barclays Bank plc (as agent);

“Disclosure Letter” means a letter of today’s date together with the attachments thereto, to the extent specified in such letter, addressed by the Seller to the Buyer disclosing, on the terms of clause 8.4, exceptions to the Warranties;

“Encumbrance” means all security interests, options, charges, mortgages, pledges, liens, contractual rights to acquire, equities, claims, or other third party rights including rights of pre-emption or conversion of any nature whatsoever;

“Escrow Agreement” means an escrow agreement in the agreed terms;

“Escrow Agents” has the meaning given to it in the Escrow Deed;

“Escrow Amount” means the sum of £500,000;

“Group” means the Company and the Subsidiary and “Group Company” means either one of them;

“HMRC” means Her Majesty’s Revenue and Customs and, where relevant, any predecessor body which carried out part of its functions;

“Intellectual Property” means patents, trade marks, design rights, trade names, copyrights, (in each case whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, Know-How, trade secrets and other confidential information, and all other intellectual property rights of a similar or corresponding character in any part of the world;

“Intra-Group Indebtedness” means £7,061,804, being the amount by which the Intra-Group Payables exceed the Intra-Group Receivables;

“Intra-Group Payables” means the aggregate amount of indebtedness for borrowed monies outstanding from Group Companies to members of the Seller’s Group as at the commencement of business on the Completion Date, other than monies owed (whether or not due and payable) for the supply and/or purchase of goods and services in the ordinary course of business;

“Intra-Group Receivables” means the aggregate amount of indebtedness for borrowed monies outstanding from members of the Seller’s Group to members of the Group as at the commencement of business on the Completion Date, other than monies owed (whether or not due and payable) for the supply and/or purchase of goods and services in the ordinary course of business;

“Know-How” means confidential or proprietary industrial, technical or commercial information and techniques in any form (including paper, electronically stored data, magnetic media, files and micro-film) including, drawings, data relating to inventions, formulae, test results, reports, research reports, project reports and testing procedures, shop practices, instruction and training manuals, market forecasts, specifications, quotations, lists and particulars of customers and suppliers, marketing methods and procedures, show-how and advertising copy;

“Leakage” means any of the following which occur on or after 31 August 2007, but on or before Completion:

(a)	any dividend, or distribution declared, paid or made by any Group Company (other than to another Group Company);
(b)

any payments made (including management fees), or agreed to be made, by any Group Company, to (or assets transferred or surrendered to or liabilities assumed, indemnified, or incurred for the benefit of) any member of the Seller’s Group (including, without limitation, any payment, accrual of interest or net cash pooling payment);

(c)	any payments made or agreed to be made by any Group Company other than to another Group Company in respect of any share capital or other securities of any

Group Company being issued, redeemed, purchased or repaid, or any other return of capital being made;

(d)	any payments made or agreed to be made by any Group Company (other than to another Group Company) to any member of the Seller’s Group in respect of any loan capital of any Group Company;
(e)	the waiver by any Group Company of any amount owed to that Group Company by any member of the Seller’s Group;
(f)

any payment by any Group Company of any fees or expenses in connection with the preparation for, negotiation or consummation of the sale and purchase of the Shares pursuant to, or the entry into of, this agreement;

(g)	the agreement or undertaking by any member of the Group to do any of the matters set out in (a) to (f) above; and
(h)	any charge to tax suffered by any Group Company in relation to the above;

“Losses” means all losses, liabilities, costs (including, without limitation, reasonable legal costs and reasonable experts’ and consultants’ fees), charges, expenses, actions, proceedings, penalties, fines, claims and demands;

“Pension Benefits” means the provisions of any pension or lump sum on retirement or on death, or in anticipation of retirement or, in connection with past service, after retirement or death as set out in paragraph 19 of schedule 3;

“Properties” means the properties described in schedule 5 or any part or parts thereof and “Property” shall mean any one of them;

“Related Person” means in relation to any party the subsidiary undertakings and associated companies from time to time of such holding company, all of them and each of them as the context admits;

“Resignation Notices” means the resignation notices in the agreed terms in respect of the Company and the Subsidiary in relation to existing financing arrangements with Barclays Bank plc (as agent);

“Security Agent” means Barclays Bank plc, acting as security agent;

“Seller’s Account” means the account in the name of Allied Healthcare Group Limited, account number 40329231 at Barclays Bank plc of Broadgate, London, sort code 20-77-67;

“Seller’s Group” means the Seller, its holding companies, and the subsidiary undertakings and associated companies of such holding companies, excluding the Company and the Subsidiary, from time to time, all of them and each of them as the context admits;

“Seller’s Solicitors” means Ashurst of Broadwalk House, 5 Appold Street, London EC2A 2HA;

“Shares” means all of the issued shares in the capital of the Company;

“Share Consideration” means the sum of £29,438,196;

“Subsidiary” means Medigas Limited (No.1143289), a subsidiary undertaking of the Company;

“TA” means the Income and Corporation Taxes Act 1988;

“Tax” or “tax” or “Taxation” means any tax, and any duty, contribution, impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith and includes (without prejudice to the foregoing) corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, customs excise and import duties, stamp duty, stamp duty land tax, stamp duty reserve tax, insurance premium tax, air passenger duty, rates and water rates, landfill tax, petroleum revenue tax, advance petroleum revenue tax, gas levy and any other payment whatsoever which any person is or may be or become bound to make to any person and which is or purports to be in the nature of taxation;

“Taxation Statutes” means all statutes, statutory instruments, orders enactments, laws, by-laws, directives and regulations, whether domestic or foreign decrees, providing for or imposing any Tax;

“Tax Deed” means a deed of covenant in the agreed terms;

“Transitional Services Agreement” means the transitional services agreement in the agreed form to be entered into on the Completion Date between the Company and Allied Healthcare Group Limited;

“Transitional Trademark Licence” means the trademark licence in the agreed terms to be entered into on the Completion Date between the Seller, Allied Healthcare Group Limited and the Company;

“UK Listing Authority” means the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000; and

“Warranties” means the warranties set out in schedule 5.

1.2	In this agreement unless otherwise specified, reference to:
(a)

a “subsidiary undertaking” is to be construed in accordance with section 258 of the Companies Act 1985 and a “subsidiary” or “holding company” is to be construed in accordance with section 736 of that Act;

(b)	a document in the “agreed terms” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;
(c)	“FA” followed by a stated year means the Finance Act of that year;
(d)	“includes” and “including” shall mean including without limitation;
(e)	a “party” means a party to this agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking;
(f)

a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(g)	a “statute” or “statutory instrument” or “accounting standard” or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this agreement;

(h)	“clauses”, “paragraphs” or “schedules” are to clauses and paragraphs of and schedules to this agreement;
(i)	“writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;
(j)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;
(k)	the time of day is reference to time in London, England;
(l)

any question as to whether a person is connected with any other person shall be determined in accordance with the provisions of section 839 of the TA and a reference to an “associate” is to a person who is an associate of another within the meaning of section 417 of the TA; and

(m)

“directly” or “indirectly” means either alone or jointly with any other person and whether on his or its own account or in partnership with another or others or as the holders of any interest in or as officer, employee or agent of or consultant to any other person.

1.3	The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.
1.4	The index to and the headings and the descriptive notes in brackets relating to provisions of Taxation Statutes in this agreement are for information only and are to be ignored in construing the same.
2.	SALE AND PURCHASE
2.1

Upon the terms and subject to the conditions of this agreement, the Seller shall sell with full title guarantee and the Buyer shall purchase the Shares with effect from Completion free from any Encumbrance and together with all accrued benefits and rights attached thereto and all dividends paid after 31 August 2007 in respect of the Shares.

2.2	The Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it in relation to the Shares under the articles of association of the Company or otherwise.
2.3	The total consideration for the sale and purchase of the Shares shall be the Share Consideration, as adjusted under the terms of this agreement.
3.	COMPLETION
3.1	Completion shall take place at the offices of the Seller’s Solicitors immediately after the execution of this agreement.
3.2	On Completion the Seller shall deliver to or, if the Buyer shall so agree, make available to the Buyer:
(a)	transfers in common form relating to all the Shares duly executed in favour of the Buyer (or as it may direct);

(b)	the register of members and register of directors of the Company and the Subsidiary;
(c)	share certificates relating to the Shares (or a duly executed indemnity in a form reasonably acceptable to the Buyer in the case of any found to be missing);
(d)

resignations in the agreed terms duly executed as deeds of all the directors and the secretary of any Group Company from their offices as director or secretary of any Group Company containing a confirmation that they have no claims (whether statutory, contractual or otherwise) against any Group Company;

(e)

the written resignations of the auditors of each Group Company containing an acknowledgement that they have no claim against any Group Company for compensation for loss of office, professional fees or otherwise and a statement under section 394(1) of the Companies Act 1985;

(f)	the Tax Deed duly executed by the Seller;
(g)	the Deed of Release duly executed by the Security Agent;
(h)	acceptance of the Resignation Notices by the Security Agent;
(i)	title deeds and other documents relating to the Properties to the extent held by the Seller;
(j)	to the extent not in the possession of any Group Company, all books of account concerning the businesses of any Group Company;
(k)	a counterpart of the Transitional Services Agreement and the Transitional Trademark Licence duly executed by the parties thereto;
(l)

a copy of the minutes of a duly held meeting of the directors of each of the Seller and the Seller’s Guarantor (or a duly constituted committee thereof) authorising the execution by the Seller and the Seller’s Guarantor of this agreement and each other document to be executed by it hereunder and, where such execution is authorised by a committee of the board of directors of the Seller or the Seller’s Guarantor, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof, in each case certified to be true by a director or the secretary of the relevant party;

(m)

a release in the agreed form duly executed as a deed releasing each Group Company and their respective officers and employees from any liability whatsoever which may be owing by them to the Seller or any member of the Seller’s Group (including, for the avoidance of doubt, any Intra-Group Indebtedness owing immediately after Completion);

(n)	duly executed transfers of each share in the Subsidiary not registered in the name of any Group Company in favour of the Buyer (or as it may direct); and
(o)	a counterpart of the Escrow Deed duly executed by the Seller.
3.3	On Completion, the Seller shall procure the passing of board resolutions of each Group Company:
(a)	sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Shares and any shares to which clause 3.2(n) refers;

(b)

removing all of the directors and the secretary as directors and secretary of each Group Company and appointing Olivier Petit and Jean Baptiste Dellon to be the directors and Paul Humber to be the secretary of each Group Company;

(c)

revoking all mandates to bankers and giving authority in favour of the directors appointed under clause 3.3(b) above or such other persons as the Buyer may nominate to operate the bank accounts thereof; and

(d)	resolving that the registered office of each Group Company be changed to Station Road, Coleshill, Birmingham, West Midlands B46 1JY.
3.4	On Completion, the Buyer shall:
(a)	pay the Share Consideration less the Escrow Amount to the Seller’s Account by way of telegraphic transfer in immediately available funds;
(b)	procure that the Company pays to the Seller’s Account by way of telegraphic transfer in immediately available funds an amount equal to the Intra-Group Indebtedness; and,

receipt by such bank of such sum shall be good discharge to the Buyer;

(c)	pay the Escrow Amount to the account of the Escrow Agents as set out in the Escrow Agreement by way of telegraphic transfer in immediately available funds; and
(d)	deliver to the Seller:
(i)	a counterpart of the Tax Deed duly executed by the Buyer;
(ii)	a counterpart of the Escrow Deed duly executed by the Buyer; and
(iii)

a copy of the minutes of a duly held meeting of the directors of the Buyer (or a duly constituted committee thereof) authorising the execution by the Buyer of this agreement and each other document to be executed by it hereunder and, where such execution is authorised by a committee of the board of directors of the Buyer, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof, in each case certified to be true by a director or the secretary of the Buyer.

4.	INTRA-GROUP INDEBTEDNESS
4.1	If following the making of the payment required by clause 3.4(b):
(a)	any Intra-Group Payables remain outstanding, the relevant Group Company shall promptly settle such amounts and the Seller shall pay to the Buyer an equivalent amount; or
(b)	any Intra-group Receivables remain outstanding the relevant member of the Seller’s Group shall promptly settle such amounts and the Buyer shall pay to the Seller an equivalent amount,

and in each case any payment made by the Buyer or the Seller pursuant to this clause 4.1 shall be deemed to be and take effect as an adjustment to the Share Consideration.

4.2	Between the date of this agreement and the making of the payments under clause 4.1 the Buyer and the Seller shall procure that no demand or enforcement action is taken in respect of the Intra-Group Payables or Intra-Group Receivables. During such period the Intra-Group Payables and Intra-Group Receivables shall not attract interest.

4.3

The Seller on behalf of each member of the Seller’s Group acknowledges that receipt by it of the payment pursuant to clause 3.4(b) represents payment in full of the Intra-Group Payables due from the Company and payment in full of the Intra-Group Receivables due to the Company.

5.	POST COMPLETION UNDERTAKINGS
5.1	The Seller confirms that there has been no Leakage and undertakes, subject to Completion, that if there has been any Leakage the Seller will pay to the Buyer on demand an amount equal to such Leakage.
5.2

Following Completion, the Seller undertakes to the Buyer to use all reasonable endeavours to ensure that each Group Company is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it prior to Completion which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of a member of the Seller’s Group and prior to such release the Seller undertakes to the Buyer (on behalf of itself and as trustee on behalf of each Group Company) to keep each Group Company fully indemnified against any failure to make any such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance.

5.3	Following Completion the Buyer undertakes:
(a)

to the Seller to use all reasonable endeavours to ensure that each member of the Seller’s Group is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any Group Company and prior to such release the Buyer undertakes to the Seller (on behalf of itself and as trustee on behalf of each member of the Seller’s Group) to keep each member of the Seller’s Group fully indemnified against any failure to make any such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance; and

(b)

to procure that, save as permitted by, and subject to the terms of, the Transitional Trademark Licence, as soon as reasonably practicable after Completion and in any event within three months afterwards, the Group shall cease in any manner whatsoever to use, or display any trade or service marks, trade or service names or logos used or held by any member of the Seller’s Group or any confusingly similar mark, name or logo.

6.	WARRANTIES
6.1	The Seller warrants to the Buyer in the terms of the Warranties as at the date of this agreement and each of the Warranties shall be construed as a separate warranty.
6.2

Subject to clause 6.1, any information supplied by or on behalf of any Group Company to or on behalf of the Seller in connection with the Warranties, the Disclosure Letter or otherwise in relation to the business and affairs of any Group Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by any Group Company and the Seller hereby waives any and all claims which it might otherwise have against any Group Company or any of their respective directors, officers, employees, agents or advisers in respect thereof save in respect of any rights it may have against any of them in respect of fraud or wilful non-disclosure.

6.3	Any claim under the Warranties is subject to the terms and provisions of this clause 6 and schedule 4.

6.4

The Seller shall be under no liability under the Warranties in relation to any matter forming the subject matter of a claim thereunder to the extent that the same or circumstances giving rise thereto are fairly disclosed in the Disclosure Letter (and for the purposes hereof, “fairly” means with sufficient detail to identify the nature and scope of the matters disclosed).

6.5	Each of the Warranties shall be construed as a separate warranty, and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties.
6.6

The Buyer warrants to the Seller that the execution and delivery of this agreement and the Completion of the transactions contemplated hereby, have, where required, been duly and validly authorised and no other proceedings or action on the part of the Buyer is necessary to authorise the agreement or to complete the transactions contemplated.

6.7	The only warranties given by the Seller in respect of or relating to:
(a)	Intellectual Property are contained in paragraph 6 of schedule 3;
(b)	Information technology and data protection are contained in paragraph 11 of schedule 3;
(c)	officers, employees and trade unions are contained in paragraph 17 of schedule 3;
(d)	the Properties are contained in paragraph 18 of schedule 3;
(e)	Pension Benefits are contained in paragraph 19 of schedule 3;
(f)	Tax or any Taxation Statutes are contained in paragraph 20 of schedule 3; and
(g)	Environmental Matters are contained in paragraphs 5, 18.7 and 21 of schedule 3,

and no claim or proceeding for breach of Warranty which could be brought within any of the paragraphs specified in this clause 6.7 shall be brought except under one of those paragraphs and no liability which arises under one of those paragraphs shall also arise under any other such paragraph or under any other Warranty provided that, notwithstanding the foregoing, any claim in respect of any subject matter may be brought under paragraph 3 of schedule 3 (Accounts Warranties).

6.8

Any payment due in respect of any claim under this agreement (including, for the avoidance of doubt, under the Warranties and the indemnities in clause 23) or the Tax Deed shall for all purposes be deemed to be and shall take effect as an adjustment to the Share Consideration.

6.9

The Seller irrevocably and unconditionally agrees: (a) that it will not bring any contribution proceedings, claims or the like under the Civil Liability (Contribution) Act 1978 against any person until after the final determination of any claim and/or proceedings arising out of or in connection with this agreement brought against the Seller by the Buyer (or any person entitled to bring a claim against the Seller under this agreement or any agreement related thereto; and (b) that the Seller shall not be entitled to claim any right of set-off or apply for any form of stay of any proceedings brought by the Buyer against the Seller arising out of or in connection with this agreement in respect of any such claim.

7.	PROTECTION OF GOODWILL
7.1

The Seller hereby undertakes to procure that (except as otherwise agreed in writing with the Buyer) either solely or jointly with any other person (either on its own account or as the agent of any other person) no member of the Seller’s Group will:

(a)

for a period of three years from Completion carry on or be engaged or (except as the holder of shares in a listed company which confer not more than five per cent. of the votes which can generally be cast at a general meeting of the company) interested directly or indirectly in a business which competes with the type of business carried on by any member of the Group at Completion in the United Kingdom;

(b)

for a period of two years from Completion induce, solicit or endeavour to entice to leave the service or employment of any member of the Group, any person who during the period of three months prior to Completion was an employee of any member of the Group occupying a senior or managerial position and likely (in the opinion of the Buyer) to be:

(i)	in possession of confidential information relating to; or
(ii)	able to influence the customer relationships or connections of,

any member of the Group provided that this shall not restrict any member of the Seller’s Group from advertising or otherwise taking steps to recruit (and/or subsequently employing) any person which is or are not specifically aimed at a particular employee or group of employees of any Group Company.

7.2	Nothing in clause 7.1 shall prevent or restrict any member of the Seller’s Group from:
(a)

carrying on or being engaged in or economically interested in any business referred to in clause 7.1(a) after such time as the Buyer’s Group ceases to carry on or be engaged in or economically interested in such business to any material extent;

(b)

being the holder of shares (conferring not more than five per cent. of the votes which would normally be cast at a general meeting of that company) or debentures of a company which is engaged in any business referred to in clause 7.1(a);

(c)

acquiring the whole or any part of a business which, or the share capital of a company or group of companies whose business or a part of whose business, includes operations the carrying on of which would otherwise amount to a breach of the undertaking contained in clause 7.1 (the “Competitive Operations”), as part of a larger acquisition or series of related acquisitions if the Competitive Operations comprise a minor part of the business or the business of such company, group of companies or businesses acquired or in which the Seller’s Group has acquired an interest and provided that (i) the Seller’s Group does not expand or develop the Competitive Operations such that they cease to be a minor part of the business and for the purpose of this clause 7.2 a “minor part” of the business of such company, group of companies or business shall be part of its overall business in which the turnover of the Competitive Operations does not exceed five per cent. of the gross turnover of the company, group of companies or business acquired and (ii) the Competitive Operations are, as soon as reasonably practicable following their acquisition by the Seller’s Group, offered for sale to the Buyer (or any member of the Buyer’s Group that the Buyer shall nominate for that purpose) on substantially the same terms as those on which the Seller’s Group acquired the Competitive Operations.

7.3

While the restrictions contained in this clause 7 are considered by the Parties to be reasonable in all the circumstances, it is recognised that restrictions of their nature may fail for technical reasons. Accordingly it is agreed that, if any of such restrictions shall be found to be invalid or unenforceable as going beyond what is legally permissible for the protection of the interests of the Buyer or otherwise, but would be valid or enforceable if part of the wording of the restriction were deleted or the period for which it applies were reduced or the range of activities or area dealt with by it were reduced in scope, the restriction concerned shall apply with such modifications as may be necessary to make it valid and enforceable.

8.	CONFIDENTIAL INFORMATION
8.1	The Seller shall not and shall procure that no other member of the Seller’s Group shall use or disclose to any person Confidential Information.
8.2	Clause 8.1 does not apply to:
(a)	disclosure of Confidential Information to or at the written request of the Buyer;
(b)

use or disclosure of Confidential Information required to be disclosed by law or the London Stock Exchange or NASDAQ or the UK Listing Authority or Euronext Paris or the United States Securities and Exchange Commission or any other regulatory body;

(c)	disclosure of Confidential Information to professional advisers for the purpose of advising the Seller; or
(d)	Confidential Information which becomes generally known other than by the Seller’s breach of clause 8.1.
8.3	The restrictions contained in this clause 8 shall apply without limit of time.
9.	ANNOUNCEMENTS
9.1

No party shall disclose the making of this agreement or its terms or the existence or the terms of any other agreement referred to in this agreement (except those matters set out in the press release in the agreed terms) and each party shall procure that each of its Related Persons shall not make any such disclosure without the prior consent of the other party unless disclosure is:

(a)	to its professional advisers; or
(b)

required by law or the rules or standards of the London Stock Exchange or NASDAQ or the UK Listing Authority or Euronext Paris or the United States Securities and Exchange Commission or the rules and requirements of any other regulatory body and disclosure shall then only be made by that party:

(i)

after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other party before making such announcement and provided that any such announcement shall be made only after notice to the other party; and

(ii)

to the person or persons and in the manner required by law or the London Stock Exchange or the UK Listing Authority or Euronext Paris or the United States Securities and Exchange Commission or such other regulatory body or as otherwise agreed between the parties.

9.2	The restrictions contained in clause 9.1 shall apply without limit of time.
10.	ASSIGNMENT
10.1

This agreement is personal to the parties and accordingly no party without the prior written consent of the other parties shall assign, transfer, charge or declare a trust of the benefit of all or any of any other party’s obligations nor any benefit arising under this agreement and neither shall any party delegate any of its obligations under this agreement or subcontract their provision to any third party or agent whatsoever, save in accordance with clauses 10.2 and 10.3.

10.2

Subject to clauses 10.4 and 10.5, either the Buyer or the Seller may, without the consent of the other, assign the benefit and burden of the whole of this agreement to any member of the Buyer’s Group or the Seller’s Group, as the case may be, provided however that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a member of the Buyer’s Group or the Seller’s Group, as the case may be and in any case only if such assignment is part of a larger intra-group transfer of business or undertaking or reorganisation.

10.3	The Buyer may without consent grant security over or assign the benefit of this agreement (in whole or in part) to any provider of finance to the Buyer’s Group.
10.4

If any assignment is made in accordance with clauses 10.2 or 10.3, the assignee shall not be entitled to benefit from any greater obligation, or to receive any greater amount, than that to which the assignor would have been entitled, and the liability of any other party to this agreement shall be no greater than it would have been in the absence of such assignment

10.5

For the avoidance of doubt, neither the Seller’s Guarantor nor the Buyer’s Guarantor shall be permitted to assign or delegate any of their respective obligations under this agreement to any third party or agent whatsoever without the prior written consent of the other parties.

11.	COSTS

Unless expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

12.	EFFECT OF COMPLETION

The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.

13.	FURTHER ASSURANCES

Each of the parties shall from time to time upon request from the other do or procure the doing of all acts and/or execute or procure the execution of all such documents in so far as each is reasonably able and in a form reasonably satisfactory to the party concerned for the purpose of transferring to the Buyer the Shares and otherwise giving the other party the full benefit of this agreement.

14.	ENTIRE AGREEMENT

Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

(a)

this agreement together with any other documents referred to in this agreement (together the “Transaction Documents”) constitute the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

(b)

neither it nor any of its Related Persons have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto; and

(c)

the only remedies available to it in respect of the Transaction Documents (and, where appropriate, to its Related Persons) are damages for breach of contract and, for the avoidance of doubt, neither it (nor its Related Persons, where appropriate) have any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise;

PROVIDED THAT the provisions of this clause 14 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party’s Related Persons or any right which any of them may have to rescind this agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

15.	VARIATIONS

This agreement may be varied only by a document signed by or on behalf of each of the Seller, the Seller’s Guarantor, the Buyer and the Buyer’s Guarantor.

16.	WAIVER
16.1

A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

16.2

No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

16.3	No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller, the Seller’s Guarantor, the Buyer and the Buyer’s Guarantor.
17.	INVALIDITY
17.1	If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:
(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and
(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way.

18.	NOTICES
18.1

Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of the Buyer and the Buyer’s Guarantor to:	75 Quai d’Orsay 75007 Paris France

Fax:	+33 1 4062 5050

Attention:	Legal department - Air Liquide Sante International

With a copy to:	Station Road Coleshill Birmingham West Midlands B46 1JY

Fax:	01675 467022

Attention:	Jean Baptiste Dellon

In the case of the Seller or the Seller’s Guarantor to:	Allied Healthcare Group Holdings Limited Medicare House Stone Business Park Brooms Road, Staffordshire ST15 0TL

Fax:	01785 819031

Attention:	Chief Financial Officer

and shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;
(b)	if sent by first class post, two Business Days after the date of posting;
(c)	if sent by air mail, five Business Days after the date of posting; and
(d)	if sent by fax, when despatched;

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made (i) before 9.00 a.m. on a Business Day, such notice, demand or other communication shall be deemed to have been received at 9.00 a.m. on that day or (ii) after 5.00 p.m. on a Business Day or on a day that is not a Business Day, such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

18.2

A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 18.1 provided that such notification shall only be effective:

(a)	on the date specified in the notification as the date on which the change is to take place; or
(b)

if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

19.	COUNTERPARTS

This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

20.	GOVERNING LAW AND JURISDICTION
20.1

This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

20.2

Each of the parties to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement or its formation (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

20.3

Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 20 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

20.4

Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document (“Documents”) for the purpose of any Proceedings begun in England shall be duly served upon it if delivered personally or sent by registered post, in the case of:

(a)

the Seller or the Seller’s Guarantor to Allied Healthcare Group Holdings Limited, Medicare House, Stone Business Park, Brooms Road, Stone, Staffordshire ST15 0TL (marked for the attention of the Chief Financial Officer); and

(b)	the Buyer or the Buyer’s Guarantor to Air Liquide UK Limited, Station Road, Coleshill, Birmingham B46 1JY (marked for the attention of Jean Baptiste Dellon)

or such other person and address in England and/or Wales as any party shall notify the others in writing or vice versa from time to time.

21.	THIRD PARTY RIGHTS
21.1

Any person (other than the parties to this agreement) who is given any rights or benefits under clauses 5.2, 6.2 and 14 (a “Third Party”) shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

21.2	Save as provided in clause 21.1 above the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded.
21.3

The parties may, amend, vary or terminate this agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

21.4	Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this agreement may not veto any amendment, variation or termination of this agreement which is proposed by the parties and which may affect the rights or benefits of the Third Party.

22.	GUARANTEE AND INDEMNITY
22.1	In consideration of the Buyer entering into this agreement and the Tax Deed the Seller’s Guarantor gives in favour of the Buyer the guarantee and indemnity in the terms set out in schedule 6.
22.2	In consideration of the Seller entering into this agreement and the Tax Deed the Buyer’s Guarantor gives in favour of the Seller the guarantee and indemnity in the terms set out in schedule 7.
22.3

The Seller’s Guarantor warrants to the Buyer that each of the Warranties set out in paragraphs 1.1 (Authorisations) and 14 (Insolvency) of schedule 3 is true and accurate at the date of this agreement save that the reference in paragraph 1.1 to the Seller and references in paragraph 14 to the Company shall be replaced by appropriate references to the Seller’s Guarantor.

22.4

The Buyer’s Guarantor warrants to the Seller that each of the Warranties set out in paragraphs 1.1 (Authorisations) and 14 (Insolvency) of schedule 3 is true and accurate at the date of this agreement save that the reference in paragraph 1.1 to the Seller and references in paragraph 14 to the Company shall be replaced by appropriate references to the Buyer’s Guarantor.

23.	INDEMNITY
23.1	Subject to clause 23.2, the Seller undertakes to the Buyer to indemnify and keep indemnified each Group Company against any Losses which it suffers or incurs arising out of:
(a)

any liability (including, without limitation, any fines or penalties imposed on the Group) to the Department of Health (or any other relevant governmental body) arising out of any errors or inaccuracies in billings by the Group to the Department of Health in so far as any such error or inaccuracy relates to the period prior to Completion (being the net amount by which any over-billings exceed any recoverable under billings);

(b)

any amounts due (including, without limitation, any amounts due in respect of energy rebates) to any NHS patient by the Group relating to the period prior to Completion to the extent that such amount exceeds the provision in the balance sheet of the Company as at Completion for this matter;

(c)	any claims relating to dilapidations or other termination costs arising in connection with the termination of leases of the properties occupied by the Group in Slough, Cardiff and Carlisle;
(d)

any claims brought against the Group by Oxygen Delivery Service in connection with any arrangement in place prior to Completion between the Group and Oxygen Delivery Service or the termination of such arrangement;.

(e)	any claims brought against the Company by Graham John Wall in relation to an incident as described in a claim letter dated 23 August 2007 from his solicitors;
(f)	any claims brought by Edith Dean in respect of an incident at her home involving the use of one of the Company’s oxygen cylinders;

(g)	all bonus payments due or paid to any employee of the Company in connection with or as a result of the sale of the Shares under arrangements put in place by the Seller prior to Completion; and
(h)

any liability of any Group Company to contribute towards the pension arrangements of any or all of the former BOC employees whose employment was transferred to the Company in February 2006 in respect of their pensionable service with the Company from such transfer to Completion,

(each an “Event”) (a “Relevant Claim”).
23.2	If the Buyer or the Company becomes aware of a matter which might reasonably give rise to a Relevant Claim:
(a)

the Buyer shall as soon as practicable give notice in writing to the Seller of the matter setting out reasonable details as are available to the Buyer or the Company and consult with the Seller with respect to the matter; if (and when) the matter has become the subject of proceedings, the Buyer shall notify the Seller within sufficient time to enable the Seller to contest the proceedings before final judgment;

(b)

the Buyer shall provide to the Seller and its advisers reasonable access to premises and personnel and to all relevant assets, documents and records that it possesses or controls for the purposes of investigating the matter and enabling the Seller to take the action referred to in clause 23.3(d);

(c)	the Seller (at its cost) may take copies of the documents or records specified in clause 23.3(b);
(d)	the Buyer shall:
(i)	take any action and institute any proceedings, and give any information and assistance the Seller may reasonably request:
(A)	in relation to the matter (including disputing, resisting, appealing, compromising, defending, remedying or mitigating any claim or demand arising in relation to or in connection with the matter); or
(B)	to enforce against a person (other than the Seller) the Buyer’s rights in relation to or in connection with the matter;
(ii)

in connection with proceedings related to the matter (other than against the Seller) use advisers chosen by the Seller and, if the Seller requests, allow the Seller the exclusive conduct of the action or proceedings in the name of the Company or any negotiations or decisions in relation thereto provided that:

(A)

in the case of the Events in clauses 23.1(a), (b) and (c), the Buyer shall be kept informed on significant developments in relation to the relevant Event and, where practicable, provide an opportunity to the Buyer to make representations in relation to such developments to the Seller; and

(B)

in the case of the Events in clauses 23.1(d), (e) and (f), the Buyer shall be consulted on all matters and be afforded the opportunity to have a representative present at all such negotiations or decisions where any third parties are present; and

(iii)

seek to recover any Loss it has incurred in respect of those matters covered by this clause 23 under any relevant policy of insurance taken out by the Buyer or the Company and, to the extent that any Loss is recovered under such policy (or would be recoverable but for this clause 23), the Buyer’s right of recovery against the Seller under this Clause shall be reduced (net of any costs incurred by it in making such recovery) and if the Seller shall have already paid to the Buyer an amount in respect of such claim by the time the Buyer makes recovery from its insurers the Buyer shall repay to the Seller an amount equal to the amount so recovered or, if lower, the amount paid by the Seller to the Buyer; and

(e)	the Buyer may not admit liability in respect of or settle the matter without first obtaining the Seller’s written consent (not to be unreasonably withheld or delayed).
23.3	Nothing in this clause 23 in any way restricts the Buyer’s general obligation at law to mitigate a loss which it may incur as a result of a matter giving rise to a Relevant Claim.
23.4	The Buyer shall not encourage or promote any demand, claim or proceeding by any third party against it in relation to any Event.
24.	GROSS-UP
24.1

All sums payable by the Seller to the Buyer under clause 23 shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law, in which event, or in the event that the Buyer shall incur any liability for Tax chargeable or assessable in respect of any payment pursuant to this deed, the Seller shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the Buyer (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability to Tax been incurred and, in applying this clause 24, no account shall be taken of the extent to which any liability for Tax may be mitigated or offset by any Relief (where used in this clause 24, as defined in the Tax Deed) available to the Buyer so that where such Relief is available the additional amount payable hereunder shall be the amount which would have been payable in the absence of such availability.

24.2

If, following the payment of an additional amount under clause 24.1 above, the Buyer subsequently obtains a saving, reduction, credit or payment in respect of the deduction or withholding giving rise to such additional amount, the Buyer shall pay to the Seller a sum equal to the amount of such saving, reduction, credit or payment (in each case to the extent of the additional amount) such payment to be made within seven days of the receipt of the saving, reduction, credit or payment as the case may be.

25.	BONUS PAYMENTS

The Seller covenants to pay the Buyer such amount as the Company (or, if relevant, the Subsidiary), prior to Completion, agreed to pay to certain officers and employees of the Company (or, if relevant, the Subsidiary) by way of bonuses plus any employer national insurance contributions payable on such sum in connection with the preparation for, negotiation or consummation of the sale and purchase of the Shares pursuant to, or the entry into of, this agreement at least two Business Days before such sum is payable by the Company (or, if relevant, the Subsidiary).

26.	BOOKS AND RECORDS
26.1

From Completion until the publication of the annual accounts for the year ending 30 September 2007 of the Seller’s ultimate parent company, the Buyer shall maintain and preserve, and allow the Seller, its employees and agents and any other person authorised by the Seller to inspect (and to take copies of) the Books and Records at reasonable times during Business Days on reasonable notice for the purpose of completing the audit of such accounts.

26.2

The Buyer shall allow the Seller when exercising its rights pursuant to clause 24.1 to have reasonable access upon reasonable notice to the employees of the Company responsible for maintaining the Books and Records or the relevant part thereof for the purpose of answering any reasonable queries in relation to the Books and Records.

27.	CASH AT BANK

The Seller covenants that as at close of business on the Completion Date, the Company shall have at least £1,500,000 of cash in credit in its bank account.

28.	TITLE DEEDS

The Seller will use reasonable endeavours to provide to the Buyer all original title deeds relating to the Properties and, to the extent such original title deeds are still missing after 28 days from Completion, will use reasonable endeavours to provide statutory declarations as to the loss of the original title deeds principally stating (but without fettering the right of the declarant to make such declaration in his/her own words) that:

(a)	the relevant title deeds are lost having conducted a thorough search of the Seller’s premises and made reasonable enquiries of its lawyers;
(b)	the copies provided to the Buyer prior to Completion are, so far as the Seller is aware, complete copies;
(c)	the relevant title deeds have not been placed with anyone as security; and
(d)	if found the Seller will deliver them to the Buyer as soon as reasonably practicable after discovery.

IN WITNESS whereof this agreement has been executed on the date first above written.

SCHEDULE 1

Particulars relating to the Company

Authorised share capital:

£1,125,000 comprised of:

1,889,500 ordinary shares of 45p each;

166,500 ‘A’ convertible cumulative redeemable preference shares of 45p each; and

444,000 ‘B’ convertible cumulative redeemable preference shares of 45p each

Issued share capital:	1,280,693 ordinary shares of 45p each

Directors:	D D Ashford S J Bateman J M Graham D S Moffatt P Weston

Secretary:	P J Westwood

Auditors:	Baker Tilly Audit UK LLP

Accounting reference date:	30 September

Registered Office:	Charles House Enterprise Drive Four Ashes Wolverhampton WV10 7DF

SCHEDULE 2

Particulars relating to the Subsidiary

Medigas Limited

Authorised share capital:	£262,000 comprised of: 10,000 ordinary shares of £1 each; and 252,000 10% non cumulative, non convertible preference shares of £1 each

Issued share capital:	1,176 ordinary shares of £1 each 252,000 10% non cumulative, non convertible preference shares of £1 each

Directors:	D D Ashford S J Bateman J M Graham D S Moffatt P Weston

Secretary:	P J Westwood

Auditors:	Baker Tilly Audit UK LLP

Accounting reference date:	30 September

Registered Office:	Charles House Enterprise Drive Four Ashes Wolverhampton WV10 7DF

SCHEDULE 3

The Warranties

For the purpose of this schedule 3 “Company” means Allied Respiratory Limited and includes the Subsidiary.

Any Warranty expressed to be given “to the best of the Seller’s knowledge and belief” or “so far as the Seller is aware” or otherwise qualified by reference to the knowledge of the Seller means the actual knowledge and belief of the following persons: Dennis Ashford, Stephen Bateman, John Graham, David Moffatt and Paul Weston (the “Directors”); and the knowledge, information, belief or awareness the Directors would have had had they made due and careful enquiries of Vince Cook, Elizabeth Phipps and Keith Thomas.

In this schedule 3 the following words have the following meanings, unless the context otherwise requires:

“Accounts” means the audited financial statements of each Group Company, comprising the balance sheet and profit and loss account of each Group Company, together in each case with the notes thereon, directors’ report and auditors’ report (if applicable), as at and for the financial period ended on the Accounts Date;

“Activities” means any act or omission by the Group, any employee of the Group or any contractor, agent or other third party in respect of the Properties;

“Disclosed” means fairly disclosed (and for this purpose, “fairly” means with sufficient details to identify the nature and scope of the matter disclosed) by the Disclosure Letter and “Disclosure” shall be construed accordingly);

“Environment” means any and all of the following media namely the air, water and land and any living organisms or systems supported by those media including, for the avoidance of doubt, man;

“Environmental Consent” means a permit, licence, consent, approval, certificate, qualification, specification, registration, exemption and other authorisation required under Environmental Laws in any jurisdiction;

“Environmental Laws” means all applicable statutes and subordinate legislation and other national, EU or local laws, common laws, guidance notes or codes of conduct insofar as they relate to or apply to Environmental Matters;

“Environmental Matters” means the disposal, release, spillage, deposit, escape, discharge, leak or emission of substances which may be hazardous to the Environment or waste and the creation of any noise, vibration, radiation, common law or statutory nuisance or other adverse impact on the Environment and any other matters in relation to the Properties and the business of the Company which are related to pollution or protection of the Environment;

“FA 1986” means the Finance Act 1986;

“FA 1998” means the Finance Act 1998;

“FA 2000” means the Finance Act 2000;

“FA 2003” means the Finance Act 2003;

“FA 2004” means the Finance Act 2004;

“Hazardous Substance” means any natural or artificial substance (whether solid, liquid, gas, noise, non-vapour, electro magnetic or radiation, and whether alone or in combination with any substance) which is capable of causing harm to the Environment;

“IFRS” means the International Financial Reporting Standards;

“ITEPA” means the Income and Tax (Earnings and Pensions) Act 2003;

“Management Accounts” means the unaudited accounts of the Company for the five month period from 1 April 2007 to 31 August 2007, a copy of which is annexed to the Disclosure Letter;

“Permit” means a permit, licence, consent, approval, certificate, qualification, specification, registration and other authorisation necessary in any jurisdiction for the legal operation of each Group Company’s business, its ownership, possession, occupation or use of an asset or the execution and performance of this agreement;

“Senior Employee” means any officer or employee of the Company earning in excess of £29,000 per annum;

“Substantial Customer” means a customer accounting for more than five per cent. of the Group’s sales in the financial year ended on the Accounts Date;

“Substantial Supplier” means a supplier accounting for more than five per cent. of the Group’s purchases in the financial year ended on the Accounts Date;

“Systems” means all plant, equipment, systems, devices and components which contain or are controlled or monitored by computer systems, microprocessors or software which are owned or controlled by the Company and which are used in the conduct of the business of the Company;

“Taxation Authority” means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax including HMRC.

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

“TULR(C)A” means the Trade Union and Labour Relations (Consolidation) Act 1992; and

“VATA” means the Value Added Tax Act 1994 and “VAT legislation” means VATA and all regulations and orders made thereunder.

1.	SELLER’S CAPACITY
1.1	Authorisations

The Seller is entitled to sell and transfer the legal title to and full beneficial ownership of the Shares on the terms set out in this agreement and has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement and any agreement to be entered into pursuant to this agreement.

2.	THE COMPANY, THE SHARES AND THE SUBSIDIARY
2.1	Incorporation and existence

The Seller, the Seller’s Guarantor, the Company and the Subsidiary are limited companies duly organised and validly existing under English law and have been in continuous existence since incorporation.

2.2	The information relating to the Company and the Subsidiary set out in schedules 1 and 2 respectively is true and accurate in all respects.
2.3	The Shares
(a)	The Seller is the only legal and beneficial owner of the Shares.
(b)	The Company has not allotted any shares other than the Shares and the Shares have been properly allotted and issued and are fully paid or credited as fully paid.
(c)

There is no Encumbrance in relation to any of the Shares or unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the shares of the Company and neither the Company nor any member of the Seller’s Group is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any shares in the Company or any interest therein.

(d)

Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the creation, allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

2.4	The Subsidiary
(a)

The Company does not have any subsidiary undertakings other than the Subsidiary. The Subsidiary is a wholly-owned subsidiary of the Company and each of the shares in the capital of the Subsidiary has been properly allotted and issued and is fully paid or credited as fully paid.

(b)

There is no Encumbrance in relation to any of the shares or unissued shares in the capital of the Subsidiary. No person has claimed to be entitled to an Encumbrance in relation to any of the shares of the Subsidiary and no Group Company is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any shares in the Subsidiary or any interest therein.

(c)

Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the creation, allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Subsidiary (including an option or right of pre-emption or conversion).

(d)

The Company does not own any shares or stock in the capital of nor does it have any beneficial or other interest in any company or business organisation other than the Subsidiary nor does the Company control or take part in the management of any other company or business organisation.

(e)	Neither the Company nor the Subsidiary has any branch, agency, place of business or permanent establishment outside the United Kingdom.
3.	ACCOUNTS
3.1	General
(a)

The Accounts show a true and fair view in accordance with UK GAAP (which shall mean for the purposes of this paragraph 3, generally accepted accounting principles in the United Kingdom which shall include, where stated, IFRS) of the assets, liabilities, financial position and state of affairs at the Accounts Date and of the profits and losses for the financial year ended on the Accounts Date of the Company.

(b)	The Accounts have been prepared in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.
(c)

Except as stated in the Accounts, the Accounts have been prepared on a basis consistent with the basis upon which all audited accounts of the Company have been prepared in respect of the two years before the Accounts Date.

(d)	Save as stated in the Accounts, the Accounts are not affected by any extraordinary items.
3.2	Off Balance Sheet Financing

No member of the Group is engaged in any financing (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

3.3	Accounting and Other Records
(a)	The books of account and all other records of the Company are up-to-date, in its possession and in all material respects in accordance with the law.
(b)	All material deeds and documents belonging to the Company or which ought to be in the possession of the Company are in the possession of the Company.
3.4	Accounting Reference Date

The accounting reference date of the Company under section 224 of the Companies Act 1985 is, and during the last two years has always been, 30 September.

3.5	Management Accounts

The Management Accounts have been prepared by the Company on a basis consistent with that adopted in the preparation of the Accounts and show with reasonable accuracy the state of affairs and financial position of the business carried on by the Group as at 31 August 2007 and for the period to which they relate but it is hereby acknowledged that they are not prepared on an audited, statutory basis.

4.	CHANGES SINCE THE ACCOUNTS DATE
4.1	General

Since the Accounts Date:

(a)	the Company has carried on its business in the ordinary and usual course and so as to maintain the business of the Group as a going concern; and
(b)	there has been no material adverse change in the financial or trading position or prospects of the Group.
4.2	Specific

Since the Accounts Date:

(a)

the Company has not, other than in the ordinary course of trading or as part of any transaction with another member of the Group disposed of, or agreed to dispose of, an asset which is material to the Group;

(b)

the Company has not agreed to make or agreed to incur, a commitment or connected commitments involving capital expenditure exceeding in total £75,000. Details of all capital expenditure exceeding in total £75,000 incurred since the Accounts Date is contained in the Disclosure Letter;

(c)

no Substantial Supplier or Substantial Customer has ceased to trade or substantially reduced its trade with the Company or has given notice of its intention to cease or substantially reduce trading with the Company;

(d)	the Company has not declared, paid or made a dividend or other distribution (including a distribution within the meaning of the TA) except to the extent provided in the Accounts;
(e)	no resolution of the shareholders of the Company has been passed (except for those representing the ordinary business of an annual general meeting);
(f)

the Company has not allotted, issued, repaid, purchased or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation to do any of those things; and

(g)	there has been no material change in the manner or time of issue of invoices or collection of debts.
5.	ASSETS
5.1	Title and Condition
(a)

There are no Encumbrances, nor has the Company agreed to create any Encumbrances, over any part of its undertaking or assets and all material assets included in the Accounts (other than assets sold in the ordinary course of business) are:

(i)	legally and beneficially owned by the Company; and
(ii)	where capable of possession, in the possession or under the control of the Company.
(b)

The Company owns all material assets (tangible or intangible) necessary for the operation of its business as currently conducted and without limitation no rights (other than rights as shareholders in the Company) relating to the business of the Company are owned or otherwise enjoyed by or on behalf of any member of the Seller’s Group.

5.2	Hire Purchase and Leased Assets
(a)

So far as the Seller is aware, copies of any bill of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which the Company is a party and which are material to the operation of its business are annexed to the Disclosure Letter or form part of the Data Room Information.

(b)

In respect of any agreements referred to in paragraph 5.2(a), so far as the Seller is aware, there has been no material default by the Company in the performance or observance of any of the provisions of such agreements.

5.3	Stock
(a)	So far as the Seller is aware, the Company has not supplied, or agreed to supply, goods which have been, or will be, defective or which fail, or will fail, to comply with their terms of sale.
(b)

So far as the Seller is aware, no goods in a state ready for supply by the Company are, or will be, defective or will fail to comply with terms of sale similar to terms of sale on which similar goods have previously been sold by the Company.

6.	INTELLECTUAL PROPERTY
6.1	General
(a)	All material Intellectual Property used in the business is owned by or licensed to the Company.
(b)	The Intellectual Property owned by the Company in connection with its business is free from material Encumbrances.
6.2	Licences

There are no licences that have been granted by or to the Company relating to Intellectual Property which are material to the business of the Company and there are no other arrangements pursuant to which Intellectual Property is licensed by or to the Company. The Company has not been and is not in material breach of such licences or arrangements and, so far as the Seller is aware, there has been or is no material breach of such licences or arrangements by any other third parties.

6.3	Infringement
(a)	The use by the Company of any Intellectual Property in connection with the business of the Company as far as the Seller is aware does not infringe the Intellectual Property of any other person.
(b)

The Seller is not the subject of any proceedings, claims or complaints which have been brought by any third party or competent authority in relation to the Intellectual Property owned by or licensed to the Company nor is the Seller aware that any such proceedings, claims or complaints have been threatened by any third party.

(c)	So far as the Seller is aware, no third party is infringing the Intellectual Property owned by or licensed to the Company.
6.4	Confidential Agreements

So far as the Seller is aware, none of the operations of the Company involve the unauthorised use of confidential information disclosed to the Company in circumstances which might entitle a third party to make a claim against the Company for breach of any obligation of confidence owed to such party.

7.	EFFECT OF SALE

Neither the execution nor performance of this agreement or any document to be executed at or before Completion will:

(a)	conflict with or result in a material breach of or give rise to an event of default under or require the consent of a party under, or enable a party to terminate or relieve a party from an obligation under a material agreement, arrangement or obligation to which the Company is party; or

(b)	so far as the Seller is aware, result in any Substantial Customer ceasing to deal with the Company; or
(c)	so far as the Seller is aware, result in any Substantial Supplier ceasing to supply the Company; or
(d)	so far as the Seller is aware, result in any officer or Senior Employee leaving the Company; or
(e)	make the Company liable to transfer or purchase any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement; or
(f)

so far as the Seller is aware, result in the Company losing the benefit of a material permit or a material asset, licence, grant, subsidy, right or privilege which it enjoys at the date of this agreement.

8.	CONSTITUTION
8.1	Intra Vires

The Company has the power to carry on its business as now conducted and the business of the Company has at all times been carried on intra vires.

8.2	Memorandum and Articles

The memorandum and articles of association of the Company in the form annexed to the Disclosure Letter are true and complete and have embodied therein or annexed thereto copies of all resolutions and agreements as are referred to in section 380 of the Companies Act 1985.

8.3	Register of Members

The register of members of the Company has been properly kept and contains true and complete records of the members from time to time of the Company and the Company has not received any notice or allegation that any of the records of such members is incorrect or incomplete or should be rectified.

8.4	Powers of Attorney

The Company has not executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind the Company in any way and which power of attorney remains in force or was granted or conferred within six months of the Completion Date.

8.5	Statutory Books and Filings
(a)	The statutory books (including all registers and minute books) of the Company have been properly kept, are up-to-date, in its possession and are true and complete in accordance with the law.
(b)

All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies (or other relevant company registry or other corporate authority in any jurisdiction) have been properly prepared and filed and are true and complete and the common seal of the Company is in its possession.

9.	INSURANCE
9.1	Policies

The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which the Company has an interest (together the “Policies”). So far as the Seller is aware, each of the Policies is valid and enforceable and is not void or voidable.

9.2	Claims

No claim is outstanding under any of the Policies and so far as the Seller is aware no matter exists which might give rise to a claim under any of the Policies.

9.3	Premiums

The Company has paid all premiums due in respect of all the Policies.

10.	CONTRACTUAL MATTERS
10.1	Validity of Agreements
(a)

The Seller has no knowledge of the invalidity or unenforceability of, or a ground for termination, avoidance or repudiation of, any material agreement to which the Company is a party. No party with whom the Company has entered into an agreement, arrangement or obligation which is material to the Group has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

(b)

So far as the Seller is aware, no party with whom the Company has entered into an agreement or arrangement which is material to the Group is in material breach of the agreement or arrangement. So far as the Seller is aware, no matter exists which might give rise to such breach.

(c)	The Company is not in breach of any agreement or arrangement which is material to the Group. So far as the Seller is aware, no matter exists which might give rise to such breach.
(d)

No orders or similar instructions have been made by any court or other competent authority requiring the modification of any agreement, arrangement or obligation to which the Company is party and the Seller is not aware of any circumstances which could give rise to any such order or similar instruction in the future.

10.2	NHS and CSA Contracts

A complete copy of each current contract between the Company and/or the Subsidiary and any part of the National Health Service and the Northern Ireland Health and Social Services Central Services Agency has been Disclosed.

10.3	Material Agreements
(a)	The Company is not a party to and is not liable under any material contract, transaction, arrangement or liability which:
(i)	is outside the ordinary course of the Company’s business;
(ii)	was entered into otherwise than by way of a bargain at arm’s length terms;

(iii)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six months after the date of Completion);
(iv)	is incapable of termination in accordance with its terms, by the Company, on three months’ notice or less;
(v)	involves an aggregate outstanding expenditure by the Company of more than £100,000; or
(vi)	in any way restricts the Company’s freedom to carry on the whole or any part of its business as carried on in the UK at Completion in such manner as it thinks fit.
(b)	The Company is not a party to and is not liable under:
(i)

an agreement, arrangement or obligation by which the Company is a member of a joint venture, consortium, partnership or association (other than a bona fide trade association), shareholder or similar arrangement or agreement or any agreement which purports to regulate control or otherwise affects the voting or disposition of its shares; or

(ii)	a distributorship, promotional, representation, franchising, agency, marketing or management agreement or arrangement.
10.4	Contracts with Connected Persons

Neither the Company nor the Subsidiary owes any obligation or sum to nor do they and neither will they immediately after Completion have any contractual or other arrangements of any sort with the Seller or any of its connected persons.

10.5	Disability Discrimination Act 1995
(a)	The Company has made all reasonable adjustments to its practices, policies and procedures to comply with its duties as a provider of services under the Disability Discrimination Act 1995.
(b)

No person has made a claim under the Disability Discrimination Act 1995 in respect of alleged discrimination in connection with the provision of services by the Company and the Seller is not aware of any circumstances which could give rise to any such claim in the future.

(c)

The Seller is not aware of the invalidity, unenforceability or any ground for avoidance under section 26(1) of the Disability Discrimination Act 1995 of any agreement, arrangement or obligation to which the Company is party.

(d)

No orders have been made under section 26(3) of the Disability Discrimination Act 1995 in respect of any agreement, arrangement or obligation to which the Company is party and the Seller is not aware of any circumstances which could give rise to any such order in the future.

11.	INFORMATION TECHNOLOGY AND DATA PROTECTION
11.1	Breakdowns
(a)

In the twelve months prior to the date hereof the Company has not suffered any material failures or bugs in or breakdowns of any of the Systems which have caused any substantial disruption or substantial interruption in or to their use and the Seller is not aware of any fact or matter which may so disrupt or interrupt or affect the use of the Systems following Completion.

(b)

The Company has in place disaster recovery plans which are appropriate and adequate to ensure that the Systems and the data stored on them can be replaced or substituted without material disruption to the business of the Company in the event of a failure of the Systems (whether due to natural disaster, power failure or otherwise).

11.2	Adequacy

The Systems have appropriate and adequate capability and capacity for the processing, communications and other functions required to enable the Company to carry on its business effectively in the manner and in the places in which that business is currently carried on.

11.3	Ownership

All Systems are owned by or under the control of the Company and are not wholly or partly dependent on any facilities which are not under the ownership or control of the Company and, so far as the Seller is aware, do not infringe the rights of any third party. All software used in the business is owned by or licensed (in relation to any bespoke software, for no fee) to the Company.

11.4	Data Protection
(a)	In this paragraph 11.4, “personal data”, “data subject” and “processed” shall have the meanings attributed to them in the Data Protection Act 1998.
(b)	So far as the Seller is aware, the Company complies in full with, and has in place all necessary registrations, notifications and procedures to comply with the Data Protection Act 1998.
(c)

The Company has not received any requests from data subjects for access to personal data nor, so far as the Seller is aware, have any complaints been made in respect of such data and no enforcement notices have been served on the Company by the Information Commissioner.

12.	LIABILITIES
12.1	Debts owed by the Company

The Company does not have any outstanding, and has not agreed to create any, borrowing or indebtedness in the nature of borrowing (including, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing) other than:

(a)	Intra-Group Payables details of which are set out in the Disclosure Letter;
(b)	finance lease obligations, details of which are set out in the Disclosure Letter; and
(c)	moneys borrowed from third parties and details of which are set out in the Disclosure Letter.

12.2	Guarantees and Indemnities
(a)

The Company is not a party to a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation (other than in respect of another Group Company, details of which are set out in the Disclosure Letter).

(b)

No part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, another person (other than in respect of a Group Company, details of which are set out in the Disclosure Letter).

12.3	Events of Default

No event has occurred or is subsisting or been alleged in writing or so far as the Seller is aware is likely to arise which:

(a)	constitutes an event of default, or otherwise gives rise to an obligation to repay, or to give security under an agreement relating to borrowing or indebtedness in the nature of borrowing;
(b)

will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity, suretyship or other obligation of the Company becoming enforceable; or

(c)

with the giving of notice and/or lapse of time constitute or result in a default or the acceleration of any obligation under any agreement or arrangement to which the Company is a party or by which it or any of its properties, revenues or assets is bound.

12.4	Grants

During the period of six years preceding the date of this agreement, the Company has not applied for or received any grant or allowance from any authority or agency.

13.	PERMITS
13.1	Compliance with Permits

The Company has obtained all material Permits and complied with the terms and conditions of each such Permit in all material respects.

13.2	Status of Permits

There are no pending or threatened proceedings which might in any way affect any material Permits and the Seller is not aware of any other reason why any such Permits should be suspended, threatened or revoked or be invalid.

14.	INSOLVENCY
14.1	Winding up

No order has been made, petition presented or resolution passed for the winding up of or for the appointment of a provisional liquidator to the Company or the Seller.

14.2	Administration

Neither the Company nor the Seller has been or are in administration (as defined in schedule B1 of the Insolvency Act 1986) and no step (including but without limitation the service of any notice or the filing of any document(s)) has been taken under schedule B1 of the Insolvency Act 1986 by any person to place the Company or the Seller in administration.

14.3	Receivership

No receiver, receiver and manager or administrative receiver has been appointed in respect of the whole or part of either the Company’s or the Seller’s business or assets nor, so far as the Seller is aware, has any step been taken for or with a view to the appointment of such a person.

14.4	Compromises with Creditors
(a)	No voluntary arrangement under section 1 of the Insolvency Act 1986 has been proposed or approved in respect of the Company or the Seller.
(b)	No compromise or arrangement under section 425 of the Companies Act 1985 has been proposed, agreed to or sanctioned in respect of the Company or the Seller.
(c)	Neither the Company nor the Seller has entered into any compromise or arrangement with its respective creditors or any class of its respective creditors generally.
14.5	Insolvency

Neither the Company nor the Seller is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

14.6	Payment of Debts

Neither the Company nor the Seller has had a claim made against it for not paying its debts as they fall due and neither the Company nor the Seller has, by reason of actual or anticipated financial difficulties, entered into commercial negotiations with one or more of its creditors with a view to rescheduling any of their respective indebtedness.

14.7	Distress etc.

No distress, execution or other process has been levied on an asset of the Company or the Seller and, so far as the Seller is aware, no creditor of the Company or the Seller has taken any steps to enforce, or has enforced, any security over any asset of the Company or the Seller.

14.8	Unsatisfied Judgments

There is no unsatisfied judgment or court order outstanding against the Company or the Seller.

14.9	Striking Out

No action is being taken by the Registrar of Companies to strike the Company or the Seller off the register under section 652 of the Companies Act 1985.

15.	LITIGATION AND COMPLIANCE WITH LAW
15.1	Litigation
(a)

Neither the Company nor a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the two years preceding the date of this agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction which might reasonably give rise to a material liability on the Company. So far as the Seller is aware, no civil, criminal, arbitration, administrative or other proceeding in any jurisdiction which might reasonably give rise to a material liability on the Company, is pending or threatened by or against the Company or a person for whose acts or defaults the Company may be vicariously liable;

(b)

So far as the Seller is aware, no matter exists that might give rise to a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction involving the Company or a person for whose acts or defaults the Company may be vicariously liable and which might reasonably give rise to a material liability on the Company; and

(c)

So far as the Seller is aware, there is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company.

15.2	Compliance with Law

The Company has conducted its business, affairs and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction.

15.3	Competition
(a)

In this paragraph 15.3, “Competition Laws” shall mean the Fair Trading Act 1973, Competition Act 1998, Enterprise Act 2002, Articles 81 and 82 EC Treaty and regulations thereunder and EC Council Regulation 139/2004 and regulations made thereunder or any other competition or similar legislation in any jurisdiction material to the operation of the Company’s business.

(b)

Neither the Company nor (in a capacity in which they act on behalf of the Company) any director of or individual employed by the Company is or has been a party to, engaged in or otherwise concerned with any agreement, arrangement, practice or course of conduct which:

(i)	materially infringes any of the Competition Laws or is or has been the subject of any proceedings in which the Competition Laws were pleaded or relied upon; or
(ii)

so far as the Seller is aware, is or has been subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) in any jurisdiction and none is pending or threatened, and neither has the Company received any request for information from, any court or governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction. So far as the Seller is aware no matter exists which might give rise to such an investigation, enquiry, proceeding or request for information.

(c)	The Company has not received any complaint or threat to complain under or referring to any of the Competition Laws from any person.
(d)

The Company has not given any undertaking or assurance to the Office of Fair Trading or the Secretary of State for Trade and Industry or the European Commission or Court of Justice of the European Community or, so far as the Seller is aware, to any other court or person relating to any of the Competition Laws.

(e)	The Company is not in default or in contravention of any decision, regulation, order, settlement or undertaking or assurance made in relation to the Company under any of the Competition Laws.
15.4	Unlawful Payments

Neither the Company nor a person for whose acts or defaults the Company may be vicariously liable has:

(a)	induced a person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift or other inducement;
(b)	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or
(c)	directly or indirectly made an unlawful contribution to a political activity.

All references to the Company in this paragraph 15 should be deemed to include the Company’s officers, agents and employees.

16.	BROKERAGE OR COMMISSIONS

No person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this agreement or anything in it and the Company is not liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Shares.

17.	OFFICERS AND EMPLOYEES
17.1	Particulars of officers and employees
(a)

All remuneration and remuneration arrangements and other benefits (whether in cash or in kind) provided to the officers and employees of the Company have been Disclosed, including true and complete particulars of all profit sharing, incentive, commission and bonus arrangements to which the Company is a party whether legally binding on the Company or not.

(b)	The names and job titles of each officer and employee, as at 31 August 2007, have been Disclosed.
17.2	Terms and conditions
(a)

Examples of the standard terms and conditions applicable to each grade or class of employee, terms of appointment or employment for each Director of the Company, staff handbooks and policies which apply to officers and employees of the Company have been Disclosed.

(b)

There are no terms and conditions in any contract with any director, officer, employee or consultant of the Company pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change as a direct consequence of the transaction contemplated by this agreement.

(c)	Copies of all current contracts (including contracts of employment and any other relevant commitments, agreements or arrangements) between the Company and the Senior Employees have been Disclosed.
(d)	There is not now outstanding any contract of employment between the Company and any of its directors, officers or employees which is not terminable by the

Company without compensation (other than statutory compensation) on three months’ notice or less at any given time.

17.3	Notice of Termination and Outstanding Offers
(a)	Since the Accounts Date, no Senior Employee has given or received notice to terminate his employment or engagement.
(b)	There are no outstanding offers of employment or engagement by the Company relating to Senior Employees and no Senior Employee has accepted such an offer but not yet taken up the position accepted.
(c)

Since the Accounts Date, no change has been made, announced or proposed in the rate of remuneration or the emoluments or pension benefits of any Senior Employee of the Company and no change has been made, announced or proposed in the terms of engagement of any such Senior Employee.

17.4	Payment up to Completion

All salaries and wages and other benefits of all employees or officers of the Company have, to the extent due, been paid or discharged in full.

17.5	Industrial relations
(a)	No trade union, staff association, works council or any other body representing workers is recognised by the Company.
(b)	There are no collective agreements between the Company and any trade union, staff association works council or any other body representing workers.
(c)	So far as the Seller is aware, no request made pursuant to:
(i)	Part 1 of Schedule A1 to the TULR(C)A for recognition of any trade union;
(ii)	Regulation 7 of the Information and Consultation of Employees Regulations 2004 to negotiate an agreement in respect of information or consultation; or
(iii)	the Transnational Information and Consultation of Employees Regulations 1999 to negotiate an agreement for a European Works Council or an information and consultation procedure,

has been received by the Company.

(d)

During the 12 months preceding the date of this agreement, there has been no industrial or similar action by or in relation to the employees of the Company or any of them and no industrial or similar action is being or has been threatened, and no ballot for such action has been approved or arranged.

17.6	Claims by officers and employees
(a)

No past or present officer or employee of the Company or any predecessor in business has instigated any claim or right of action against the Company for breach of any contract of services or for services or for loss of office or arising out of or connected with the termination of his office or employment.

(b)	There is no dispute between the Company and two or more of its employees or former employees and no payments or compensation are due from the Company under the Employment Rights Act 1996.

(c)	No Senior Employee of the Company is subject to any disciplinary action or engaged in any grievance procedure.
(d)

The Company is not party to any legal proceedings in respect of any past, present or prospective officers or employees of the Company and, so far as the Seller is aware, no such proceedings are pending or have been threatened.

17.7	Transfer Regulations

The Company has not within the one year preceding the date hereof entered into any agreement which involved or may involve the Company (and no event has occurred which may involve the Company in the future) acquiring or disposing of any undertaking or part of one such that the Transfer Regulations applied or may apply thereto or been a party to a relevant transfer (as defined in the Transfer Regulations) or failed to comply with an obligation imposed by the Transfer Regulations.

17.8	Redundancies
(a)

In the 12 months preceding the date of this agreement, the Company has not given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV of the TULR(C)A or failed to comply with its obligations under Chapter II of Part IV of the TULR(C)A.

(b)

The Company does not operate and has not operated any custom, policy, practice or arrangement (whether contractual or non-contractual) pursuant to which employees who are redundant (within the meaning of section 139 of the Employment Rights Act 1996) are entitled to payments which are in excess of those required to be paid under section 135 of the Employment Rights Act 1996.

17.9	Absence

Names of all employees who are absent from work for more than four weeks for any reason other than paid annual holiday and/or who are absent due to ill-health and have been for more than four weeks are Disclosed in the Disclosure Letter.

17.10	Consultants and working arrangements
(a)	Other than as Disclosed, the Company does not use the services of consultants, agency workers or other self-employed persons to a material extent.
(b)	No application for flexible working by a Senior Employee has been made to the Company within the 12 months preceding the date of this agreement.
(c)	The Company has not entered into any secondment arrangement in respect of any Senior Employee.
17.11	Compliance
(a)

The Company has, in relation to each of its officers and employees (and, so far as relevant, to each of its former officers and employees) complied with all material obligations imposed on it by, and all orders and awards made under, all directives, statutes, regulations and collective agreements relevant to the relations between it and its employees or any trade union, or to the conditions of service of its employees and has maintained current, adequate and suitable records regarding the service of each of such officers and employees.

(b)	There are no persons engaged by or to provide services to the Company who are persons not granted leave to enter or remain in the United Kingdom or who are not entitled to work in the United Kingdom under the Immigration, Asylum and Nationality Act 2006.

18.	PROPERTIES
18.1	All Property

The Properties comprise all the freehold and leasehold land owned, used or occupied in any part of the world by the Company and all the rights vested in the Company relating to any land at the date hereof.

18.2	No Other Liabilities

The Company has no actual or contingent obligations or liabilities (in any capacity including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, any land apart from the Properties.

18.3	Property Unencumbered

The Company is solely legally and beneficially entitled to the Properties for an unencumbered estate in possession and the particulars of each of the Properties set out in schedule 5 to this agreement are true and accurate in all respects.

18.4	Leasehold Properties
(a)	Each of the Properties is leasehold and is held under a lease brief details of which are set out in schedule 5.
(b)

All rents and service charges have been paid to date and no notice of any alleged breach of any of the terms of any such lease or tenancy agreement as aforesaid has been received and, so far as the Seller is aware, all material covenants and material obligations on the part of the tenant have been performed.

18.5	No Disputes

The Company has not received any notices to the effect that the Properties are materially affected by any outstanding disputes (nor is it aware of any situation which is likely to result in such a notice being issued). The Company has not received any notices which materially affect the use of the Properties for the purposes for which they are now used and so far as the Seller is aware there are no matters or Encumbrances affecting the Properties and which would prevent or impede the Company from operating and carrying on the businesses currently carried on at the Properties.

18.6	No charges

The Properties are not subject to or affected by any mortgage or charge (whether legal or equitable, fixed or floating), debenture, lien, pledge, security interest or other encumbrance including without limitation any which secure the payment of money or relate to any obligation or liability of any third party.

18.7	Northern Irish properties

The agreements in relation to the properties at Unit E3, Ankelon Industrial Estate and 45a Letterkenny Road (the “Northern Irish Units”) contain no onerous or unusual terms and the Company has complied with all statutes, orders or regulations affecting the Northern Irish Units.

19.	PENSIONS
19.1	Pensions arrangements disclosed

Save under the arrangements disclosed at paragraph 19 of the Disclosure Letter (the “Disclosed Schemes”) and the state pension schemes, the Group is under no obligation to provide any pension or lump sum on retirement or on death, or in anticipation of retirement or, in connection with past service, after retirement or death (“Pension Benefits”) to or in respect of any employee or former employee.

19.2	Undertakings

No written promise has been given or will before Completion be given by the Group to any member of the Disclosed Schemes as to the continuance or the improvement of any Pension Benefits.

19.3	Disclosure of documents

In respect of each Disclosed Scheme, the Buyer or its advisers have been supplied with a list of the members of the Disclosed Schemes.

19.4	Payment of contributions

All contributions and premiums which have become due and payable to the Disclosed Schemes in respect of any member of the Disclosed Schemes have been duly made.

19.5	Legal compliance

So far as the Seller is aware, the Disclosed Schemes are in all material respects administered in accordance with and comply with all applicable legislation.

19.6	Claims and litigation

So far as the Seller is aware, no claim has been made in writing by or in respect of any member of the Disclosed Schemes against the Group, the trustees of the Disclosed Schemes or any employer participating in the Disclosed Schemes which remains outstanding (other than routine claims for benefits).

19.7	Insured death benefits

All death benefits which may be payable under the Disclosed Schemes (other than a refund of members’ contributions with interest where appropriate) are fully insured with an insurance company authorised under the Financial Services and Markets Act 2000 to carry on long-term insurance business.

19.8	Moral Hazard Risk

The Company is not and has not since 27 April 2004 been an associate of or connected with (within the meaning of sections 38 and 51 of the Pensions Act 2004) any person who is an employer in relation to any occupational pension scheme which operates on a defined benefit basis and there is no contribution notice, financial support direction or restoration order (as defined in sections 38 to 56 of the Pensions Act 2004) in force or pending in which the Company is named.

19.9	Transfer Regulations

None of the officers or employees of the Company have a right that arose on or before Completion as a result of a transfer under the Transfer of Undertakings (Protection of

Employment) Regulations 1981 or the Transfer Regulations to relevant benefits payable on or after the Completion Date.

20.	TAXATION
20.1	Returns

The Company has complied in full with all its duties under all taxation statutes and has kept all records, made all returns and supplied all information and given all notices to HMRC or other Taxation Authority as reasonably requested or required by law within any requisite period and all such returns and information and notices and any statements or disclosures made to any Taxation Authority are correct and accurate in all respects and are not the subject of any dispute, and so far as the Seller is aware, there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

20.2	Clearances

No action has been taken by the Company in respect of which any consent or clearance from HMRC or other Taxation Authority was required save in circumstances where such consent or clearance was validly obtained and all such actions were carried into effect only in accordance with the terms of the relevant consent or clearance.

20.3	Payment of Tax

The Company has duly and punctually paid all Tax to the extent that the same ought to have been paid and is not liable nor has it within three years prior to the date hereof been liable to pay any penalty or interest in connection therewith.

20.4	Restricted Securities

No restricted securities or restricted interests in securities within the meaning of ITEPA 2003 section 423 have been acquired by employees of the Company since 15 April 2003.

20.5	Withholdings

The Company has in the last three years duly and punctually complied with its obligations to deduct, withhold or retain amounts of or on account of Tax from any payments made by it and to account for such amounts to the relevant Taxation Authority and has complied with all its reporting obligations to the relevant Taxation Authority in connection with any such payments made.

20.6	PAYE

The Company has made all payments, deductions, withholdings or reductions as it should have made in respect of any remuneration or benefits of any kind paid or provided to employees, sub-contractors or workers supplied by agencies in respect of taxation, national insurance or social security contributions, and all sums payable by the Company to any taxation authority in respect of such amounts due to be paid to the relevant authority before Completion have been paid in accordance with the prescribed time limits. No PAYE audit in respect of the Company has been made by HMRC nor has the Company been notified that any such audit will be made.

20.7	Provision for Tax in the Accounts

The Accounts make full provision or reserve in respect of the period ended on the Accounts Date for all Tax assessed or liable to be assessed on the Company or for which it is accountable at the Accounts Date whether or not the Company has or may have any right of reimbursement against any other person and full provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

20.8	Post-Accounts Date Events

Since the Accounts Date:

(a)

the Company has not been involved in any transaction which has given, may give or would, but for the availability of any relief, give rise to any Tax other than in respect of actual income earned by the Company in the course of its trade;

(b)	no accounting period (as defined in section 12 of the TA) of the Company has ended as referred to in section 12(3) of the TA;
(c)	the Company has not submitted any amended Tax returns to any Taxation Authority;
(d)

the Company has not changed any accounting policy, any Tax accounting basis, payment or reporting practice (except where such change was necessary to comply with generally accepted accounting principles); and

(e)	the Company has not ceased to be a member of a group (as defined in section 170 of the TCGA).
20.9	Sales at Undervalue/Overvalue

All transactions entered into by the Company have been entered into on an arm’s length basis and the consideration (if any) charged or received or paid by the Company on all transactions entered into by it has been equal to the consideration which might have been expected to be charged received or paid (as appropriate) between independent persons dealing at arm’s length. The Company has retained contemporaneous documentary evidence sufficient to demonstrate the same in relation to transactions in the past five years.

20.10	Company Residence

The Company has always been resident in the territory in which it was incorporated and has not been assessed to Tax in any other jurisdiction. The Company does not have a permanent establishment or other taxable presence in any jurisdiction other than that in which it was incorporated.

20.11	Book Value

The Disclosure Letter sets out full particulars of all claims and elections made (or assumed in the Accounts to have been made) under any of sections 23, 152-162 and 165 of the Taxation of Chargeable Gains Act 1992 insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal by the Company of any of its assets after Completion.

20.12	Intra-Group Transfers

Save as Disclosed in the Disclosure Letter, the Company has not acquired any asset other than trading stock from any other company belonging at the time of acquisition to the same group of companies as the Company within the meaning of section 170 of the TCGA.

20.13	Group Relief and Consortium Relief

The Disclosure Letter contains particulars (including details of any payments made or received) of all arrangements relating to the surrender of relief under sections 402-413 of the TA to which the Company is or has been a party.

20.14	Group Payment Arrangements

In the last three years the Company has not made nor been party to any arrangements with HMRC with respect to payment of corporation tax pursuant to section 36 of the FA 1998.

20.15	Close Company

The Company is not a close company as defined by section 414 of the TA.

20.16	Secondary Liability

So far as the Seller is aware, no transaction or event has occurred in consequence of which the Company is or may be held liable for any Tax where a member of the Seller’s Group other than the Company and the Subsidiary is or may become primarily liable for the Tax in question.

20.17	Indemnities

The Company has not entered into any indemnity, guarantee or covenant under which the Company has agreed to pay or discharge any amount equivalent to or by reference to any other person’s liability to Tax.

20.18	Tax Schemes
(a)	the Company has not entered into any transaction forming part of notifiable arrangements (as defined by section 306 of the FA 2004); and
(b)	the Company has not entered into any marketed tax avoidance scheme for the avoidance or deferral of tax.
20.19	Tax Fraud

The Company has not been party to any transaction within section 144 of the FA 2000 (offence of fraudulent evasion of income tax).

20.20	Value Added Tax
(a)

The Company is a member of a group for VAT purposes of which Allied Healthcare Group Limited is the representative member. The Disclosure Letter contains full details of such VAT group registration including details of each company which is, or has been in the period of three years ending with the date of Completion, a member of that group.

(b)

The Company is not, nor has it been in the period of three years ending with the date of Completion, a member of a group of companies for VAT purposes other than the group of companies referred to in paragraph 20.18(a) above.

(c)

The Company has complied in all respects with the requirements and provisions of the VAT legislation and has made and maintained and will pending Completion make and maintain accurate and up-to-date records, invoices, accounts and other documents required by or necessary for the purposes of the VAT legislation and the

Company has at all times paid and made all payments and returns required thereunder.

(d)	All supplies made by the Company are taxable supplies. The Company has not been denied full credit for all input tax (as defined in the VAT legislation) paid or suffered by it.
20.21	Stamp Duty and Stamp Duty Land Tax
(a)

All documents in respect of which the Company is or may be interested have been duly stamped and since the Accounts Date the Company has not been a party to any transaction whereby the Company was or is or could become liable to stamp duty reserve tax or stamp duty land tax.

(b)

Neither the Company nor any company which, by reason of this agreement, will be a “relevant associated company” in relation to the Company within the meaning of paragraph 3 or paragraph 9 of schedule 7 of the FA 2003 holds any estate or interest in land that was acquired by the Company in a transaction the effective date (as defined in section 119 of the FA 2003) of which for stamp duty land tax purposes occurred within the period of three years preceding this agreement being a transaction that was exempt from stamp duty land tax on the basis that group relief under paragraph 1 of schedule 7 of the FA 2003 or reconstruction or acquisition relief under paragraph 7 or 8 of schedule 7 of the FA 2003 applied, and neither the Company nor any such company holds an estate or interest in land that is derived from an estate or interest that was so acquired.

(c)

In respect of each of the Properties which the Company holds as a leasehold interest, the Company has not been liable to pay stamp duty land tax by reason of the increase in the rent payable in accordance with the provisions of the lease being regarded as abnormal pursuant to paragraph 15 of schedule 17A of the FA 2003 and the Company is not aware of circumstances that are likely to produce such an abnormal increase after Completion.

(d)	The Company has in its possession copies of all stamp duty land tax returns filed by the Company in relation to land in which or in part of which the Company has an interest.
21.	ENVIRONMENTAL MATTERS
21.1	Consents

So far as the Seller is aware, the Group has obtained and complied with the terms and conditions of all Environmental Consents. All current Environmental Consents remain in full force and effect. The Group has not received any notice of and so far as the Seller is aware there are no circumstances that may lead to the revocation, modification or suspension of, or that may prejudice or require material expenditure for the renewal, extension, grant or transfer of, any current Environmental Consents.

21.2	Liability
(a)

So far as the Seller is aware, the Company and the Properties comply and have at all times complied with all Environmental Laws and, so far as the Seller is aware, there are no facts or circumstances which interfere or prevent compliance with any Environmental Laws.

(b)

There are no material civil, criminal arbitration or administrative actions, claims, proceedings or suits currently being brought against the Company arising from or relating to Environmental Consents or Environmental Law and so far as the Seller is

aware none are pending or threatened and there are no circumstances which may lead to such material actions, claims, proceedings or suits.

21.3	Notices and Complaints

The Company has not received any notice of enforcement, prohibition, improvement, remediation or other notice of equivalent nature, or any judgment, order, decree, award, demand or decision in respect of the Environment from any court, tribunal, arbitrator or governmental or regulatory authority and so far as the Seller is aware there have been no complaints, investigations, enquiries, requests for information or other formal indications of any possible claims or legal actions in respect of the Environment from any person including any neighbour, governmental or regulatory authority, current or former employee or third party.

21.4	Contaminated Land

So far as the Seller is aware, there has not been and there is not present on, at or under the Properties and there is and has been no release, migration, leakage, spill, discharge, entry, deposit or emission onto or from the Properties of any Hazardous Substance.

So far as the Seller is aware, there has not been any disposal, storage, release, leakage, migration, spill, discharge, entry, deposit or emission of any Hazardous Substance into the Environment caused by the Activities.

21.5	Former Properties

So far as the Seller is aware, there are no Environmental Matters at any property (other than the Properties) owned or occupied by the Group or in relation to any former business of the Group which is currently or could give rise to a liability under Environmental Laws.

21.6	Disclosure of Reports

So far as the Seller is aware, all material reports, audits or assessments prepared in relation to the Environment in the three years preceding Completion and which are in the control of the Seller’s Group have been disclosed to the Buyer in the Data Room.

SCHEDULE 4

Seller Protection Clauses

1.

Save in the case of fraud or fraudulent concealment by the Seller, the Seller shall be under no liability in respect of any claim under the Warranties and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out reasonable details of the relevant claim shall have been served upon the Seller by the Buyer:

1.1	in the case of a claim under the Warranties (other than the Warranties relating to Tax) by not later than 5.00 p.m. on the date falling 18 months from the date hereof; and
1.2	in the case of a claim under the Warranties relating to Tax by not later than 5.00 p.m. on the seventh anniversary of the date hereof,

and, subject to clause 5.2 below, the liability of the Seller for any claim specified in such notice shall absolutely determine and cease if (unless the amount payable in respect of the relevant claim has been agreed by the Seller within six months of the date of such written notice) legal proceedings have not been instituted in respect of such claim by the due service of process on the Seller within six months of the date of such written notice.

For the purpose of this paragraph 1 legal proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller.

2.	Save in the case of fraud or fraudulent concealment by the Seller, the Seller shall be under no liability in respect of any claim under the Warranties or the Tax Deed:
2.1

where the liability of the Seller in respect of that claim (or a series of claims arising from substantially the same facts or circumstances) would (but for this paragraph) have been less than £50,000; or

2.2

unless and until the liability in respect of that claim (not being a claim for which liability is excluded under paragraph 2.1 above) when aggregated with the liability of the Seller in respect of all other such claims (other than any Excluded Claims) shall exceed £365,000, provided that the provisions of this paragraph 2.2 shall not apply in relation to any claim under the Tax Deed in relation to a liability for corporation tax in relation to the financial year ended 30 September 2007 (an “Excluded Claim”), in which case the Seller shall be liable for the total amount of the claim and not merely the excess above £365,000.

3.

Save in the case of fraud or fraudulent concealment by the Seller, the aggregate liability of the Seller (before any netting off or set off of any liability of the Buyer) in respect of all claims whatsoever under this agreement (other than clause 2.1) and the Tax Deed shall not in any circumstances exceed 50 per cent. of the aggregate of the Share Consideration and the Intra-Group Indebtedness.

4.

The Seller shall be under no liability in respect of any claim under the Warranties to the extent that the facts or circumstances giving rise thereto are fairly disclosed (and for this purpose, “fairly” means with sufficient detail to identify the nature and scope of the matters disclosed) in the Disclosure Letter. Nothing in the Disclosure Letter shall constitute a representation or warranty as to the accuracy of the information forming part of the Disclosure Letter.

5.	No liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any claim under the Warranties to the extent that:
5.1	the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction of the Buyer’s Group which it knew, or ought reasonably to have known, would or might reasonably be expected to have given rise to a claim for breach of Warranty, otherwise than an act, omission or transaction:

(i)	in the ordinary course of trading of the Group as at present carried on and which the Buyer or member of the Buyer’s Group could not reasonably have avoided ; or
(ii)	required by law; or
(iii)	pursuant to a contractual commitment entered into prior to Completion,

or which would not have arisen but for any claim, election or surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be given by the Buyer’s Group under the provisions of any statutes relating to Tax;

5.2

the claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability or until the same is finally adjudicated provided that for the purposes of paragraph 1 of this schedule 4, the six month period referred to in paragraph 1 shall commence on the day that the contingent liability becomes an actual liability or until the same is finally adjudicated;

5.3	the claim occurs wholly or partly out of or the amount thereof is increased as a result of:
(a)

any change in the accounting principles or practices of the Buyer’s Group introduced or having effect after the date of this agreement unless the same is introduced to bring the accounting principles and practices into line with generally accepted accounting principles and practices in the UK in relation to a business of the type carried on by the Company or the Subsidiary; or

(b)	any increase in the rates of taxation made after the date hereof; or
(c)

any change in law or regulation or in its published interpretation or administration by the English courts, by HMRC or by any other fiscal, monetary or regulatory authority (whether or not having the force of law); or

5.4

the loss or damage giving rise to the claim (i) is insured against under the terms of any insurance policy of the Company or the Subsidiary for the time being in force and (ii) the Company or the Subsidiary recovers under that policy of insurance (net of recovery costs associated therewith). In the event that the Buyer or any member of the Group has a right of recovery under an insurance policy in respect of the loss or damage forming the basis of a claim, the Buyer will procure that it will use all reasonable endeavours to make recovery thereunder.

6.

No liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any claim under the Tax Deed to the extent that the facts or circumstances giving rise to the claim also give rise to a claim under the Warranties and the Seller shall have satisfied such claim. The Buyer shall only claim under the Tax Deed to the extent that the liability of the Seller thereunder exceeds the damages obtained by the Buyer in its claim for breach of the Warranties.

7.

In assessing any liabilities damages or other amounts recoverable by the Buyer as a result of any claim under the Warranties there shall be taken into account any benefit accruing to the Buyer’s Group (including, without prejudice to the generality of the foregoing, any amount of any tax relief obtained or obtainable by the Buyer’s Group and any amount by which any taxation for which the Buyer’s Group is or may be liable to be assessed or accountable is actually reduced or extinguished) arising directly or indirectly in consequence of the matter which gives rise to such claim.

7.1	This clause shall apply in circumstances where:

(a)

any claim is made against the Buyer’s Group which may give rise to a claim by the Buyer against the Seller under the Warranties other than the Warranties applying to Taxation (the “General Warranties”); or

(b)

the Buyer’s Group is or may be entitled to make recovery from some other person any sum in respect of any facts or circumstances by reference to which the Buyer has or may have a claim against the Seller under the General Warranties; or

(c)

the Seller shall have paid to the Buyer an amount in respect of a claim under the General Warranties and subsequent to the making of such payment the Buyer’s Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

For the avoidance of doubt any claim under the Warranties relating to Tax shall be governed by clause 4 of the Tax Deed.

7.2	The Buyer shall and shall procure that the Company and each Subsidiary shall:
(a)

(subject to the Company and any Subsidiary being indemnified and secured to the reasonable satisfaction of the Buyer by the Seller against all reasonable costs and expenses which may properly be incurred by reason of such action) as soon as reasonably practicable take such action as the Seller may reasonably request including the institution of proceedings and the instruction of professional advisers approved by the Seller to act on behalf of the Buyer or the Company or any Subsidiary to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Group as is referred to in paragraph 8.1(a) or to make such recovery by the Group as is referred to in paragraph 8.1(b) or paragraph 8.1(c), as the case may be, in accordance with the instructions of the Seller; and

(b)	not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Seller which consent shall not be unreasonably withheld or delayed; and
(c)

in the case of paragraph 7.1(c) only, as soon as reasonably practicable repay to the Seller an amount equal to the amount so recovered (less any Tax paid in respect thereof) or, if lower, the amount paid by the Seller to the Buyer, provided that nothing in this paragraph 7.2 shall permit the Seller to take, or require the Buyer or the Company or the Subsidiary to take, any action which, in the opinion of the Buyer (acting reasonably) is or is likely to be materially prejudicial to the Company.

8.	Save where to do so would or might breach or endanger the Buyer’s or the relevant Group Company’s legal privilege in any material accounts, documents or records, the Buyer shall:
8.1

as soon as reasonably practicable inform the Seller in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of the Buyer’s Group whereby it appears that the Seller is or may be liable to make any payment in respect of any claim under the General Warranties or whereby it appears the Buyer’s Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Seller in respect of such a claim;

8.2	thereafter keep the Seller fully informed of all developments in relation thereto; and
8.3

provide access to its personnel, premises and chattels and give all such information and documentation (no matter how it is recorded or stored) as the Seller shall reasonably request in connection therewith and also in connection with any proceedings instituted by or against the Buyer’s Group under paragraph 7.1.

8.4	No liability in respect of any claim for Tax under the Warranties shall become payable:
8.5

in the case of a claim for taxation involving an actual payment of tax or the loss or set off of a relief against taxation, prior to the date three days before the date on which a payment of taxation becomes finally due and payable under or in consequence of the claim for taxation in question; or

8.6

in the case of a claim for taxation involving the loss of or reduction of a right to repayment of taxation, prior to the day on which any repayment or increased repayment of taxation which, but for such claim for taxation would have been available, would have been due.

9.

In the event that the Seller at any time after the date hereof shall wish to take out insurance against its liability hereunder the Buyer undertakes to provide such information as the prospective insurer may reasonably require before effecting such insurance.

10.

The Buyer confirms that it does not have knowledge (being the actual knowledge of Wayne Bohannon and Paul Damiani only) of any fact relating to the Company or its business which has been disclosed to it with sufficient clarity for it to understand its nature and scope and which, so far as it is aware, gives rise (or is reasonably likely to give rise) to a right to bring a claim for breach of Warranty.

11.	Nothing in this agreement shall or shall be deemed to relieve the Buyer of any common law or other duty to mitigate any loss or damage incurred by it.
12.	The Seller shall not be liable under this agreement or the Tax Deed in respect of any claim to the extent that any provision or reserve is made for the matter relating to such claim in the Accounts.
13.

The Buyer shall not be entitled to recover damages in respect of any claim under the Warranties or the Tax Deed or otherwise obtain reimbursement or restitution more than once in respect of the same fact or subject matter.

SCHEDULE 5

The Properties

Property Reference Number	Property	Type of Interest	Parties	Brief Description of Document

1	Charles House Enterprise Way Four Ashes Wolverhampton	Leasehold	(1) Mr & Mrs J. Goodreid (2) Medigas Limited	Lease dated 25 September 2003 for a term of 10 years commencing 24 September 2003 and expiring 23 September 2013 and the rent for the year ending 30 September 2008 is £24,750 per annum

2	Unit 1 Charlwoods Place East Grinstead RH19 2HY (Offices)	Leasehold	(1) Darren Hawney and Julie Claire Hawney (2) Medigas Limited	Lease dated 27 February 2006 for a term of 6 years commencing 27 February 2006 and expiring on 26 February 2012 and the rent for the year ending 30 September 2008 is £46,150 per annum

3	Harbruc House Charlwoods East Grinstead (Warehouse)	Licence	(1) Harbruc Engineering Limited (2) Allied Respiratory Company Limited	Rolling licence with 4 months notice to terminate

4	Unit P224.03C Longtown Industrial Estate	Leasehold	(1) Northern Trust Company Limited (2) Medigas Limited	Short Business Letting dated 23 May 2006 for a term of 3 years commencing 23 May 2006 and expiring 22 May 2009

5	Unit 13 Roman Industrial Estate Tait Road Croydon	Leasehold	(1) Alycidon Investments Limited (2) Medigas Limited	Lease dated 31 January 2006 for a term of 5 years commencing 30 January 2006 and expiring 29 January 2011

6	Unit No. 18 Palace Industrial Estate Parkwood Maidstone Kent	Leasehold	(1) Chartland Properties Limited (2) Medigas Limited	Lease dated 2 December 2005 for a term of 5 years commencing on 2 December 2005 and expiring on 1 December 2010

Property Reference Number	Property	Type of Interest	Parties	Brief Description of Document

8	Unit 5 Vulcan Court Vulcan Way Sandhurst Berkshire	Leasehold	(1) Salebeech Limited (2) Medigas Limited	Lease dated 24 January 2006 for a term of 3 years commencing 24 January 2006 and expiring 23 January 2009

9	Unit 3 Griffin Industrial Mall Griffin Lane Aylesbury Bucks	Leasehold	(1) Panstar Group Limited (2) Medigas Limited	Lease dated 19 December 2005 for a term of 5 years commencing 19 December 2005 and expiring 18 December 2010

10	Unit 212 864 Plymouth Road Slough Industrial Estate	Leasehold	(1) Slough Borough Council (2) Medigas Limited	Notice to terminate lease has been served and lease will terminate on 19 October 2007

11	Ground Floor Premises 25 The Parkwood Centre Aston Road Waterlooville Hants	Leasehold	(1) Robert George Carrell and Denton & Co Trustees Limited as trustees of Dentons SSIP R G Carrell (2) SDS Engineering and Machinery Limited (3) Stuart Smith	Lease dated 18 July 2002 for a term of 6 years commencing 18 July 2002 and expiring 17 July 2008

12	Ground Floor Premises 25 The Parkwood Centre Aston Road Waterlooville Hants	N/A	(1) Robert George Carrell and Denton & Co Trustees Limited (2) Medigas Limited (3) Allied Respiratory Limited (4) Allied Healthcare Limited

Licence to assign dated 14 February 2007 the Lease dated 18 July 2002 between (1) Robert George Carrell and Denton & Co Trustees Limited as trustees of Dentons SSIP R G Carrell and (2) SDS Engineering and Machinery Limited

Property Reference Number	Property	Type of Interest	Parties	Brief Description of Document

13	Ground Floor Premises 25 The Parkwood Centre Aston Road Waterlooville Hants	N/A	(1) Robert George Carrell and Denton & Co Trustees Limited (2) Medigas Limited (3) Allied Respiratory Limited

Authorised Guarantee Agreement dated 14 February 2007 in respect of assignment the Lease dated 18 July 2002 between (1) Robert George Carrell and Denton & Co Trustees Limited as trustees of Dentons SSIP R G Carrell and (2) SDS Engineering and Machinery Limited

14	Ground Floor Premises 25 The Parkwood Centre Aston Road Waterlooville Hants	N/A	(1) Medigas Limited (2) Allied Respiratory Limited

Assignment dated 16 February 2007 of Lease dated 18 July 2002 between (1) Robert George Carrell and Denton & Co Trustees Limited as trustees of Dentons SSIP R G Carrell and (2) SDS Engineering and Machinery Limited

15	Unit 5A Craigmore Industrial Estate Newry County Down	Leasehold	(1) Thomas Fletcher (2) Allied Oxy-Care Limited	Lease for a term of five years commencing 14 June 2004

16	Office Unit The Diamond Tempo County Fermanagh	Licence	(1) Tempo Developments Limited (2) Not stated	Licence commencing on 1 October 2006 terminable on one full calendar month’s notice with rent of £152 per month.

17	Antrim Unit Unit E3 Ankelon Industrial Estate Randalstown Road Antrim	Licence	(1) O’Connor Kennedy Turtle (2) Unknown	Unknown but rent being paid at £125 per month.

Property Reference Number	Property	Type of Interest	Parties	Brief Description of Document

18	Derry Unit (container) 45a Letterkenny Road Londonderry	Licence	(1) Samuel McKean (2) Unknown	Verbal agreement with rent of £108 per month.

SCHEDULE 6

The Seller’s Guarantee and Indemnity

1.	Guarantee and Indemnity

The Seller’s Guarantor irrevocably and unconditionally:

(a)	guarantees to the Buyer as principal obligor the due and punctual performance and observance by the Seller of all of its obligations under this agreement and the Tax Deed; and
(b)

undertakes to indemnify the Buyer against all Losses incurred by the Buyer arising from any failure by the Seller to perform and/or observe any of its obligations under this agreement and the Tax Deed,

(together “this Guarantee and Indemnity”).

2.	Continuing Security

This Guarantee and Indemnity is to be a continuing security which shall remain in full force and effect until all of the obligations of the Seller under this agreement and the Tax Deed shall have been fulfilled or shall have expired in accordance with the terms of this agreement and the Tax Deed and this Guarantee and Indemnity is to be in addition, and without prejudice to, and shall not merge with, any other right, remedy, guarantee, indemnity or security which the Buyer may now or hereafter hold in respect of all or any of the obligations of the Seller under this agreement and the Tax Deed.

3.	Buyer’s Protections

The liability of the Seller’s Guarantor under this Guarantee and Indemnity shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate the Seller’s Guarantor from its obligations hereunder including, without limitation:

(a)	any amendment, variation or modification to, or replacement of:
(i)	this agreement; and/or
(ii)	the Tax Deed;
(b)	the taking, variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against the Seller or any other person;
(c)	any time or indulgence or waiver given to, or compromise made with, the Seller or any other person; or
(d)	the Seller becoming insolvent, going into receivership or liquidation or having an administrator appointed.
4.	Further Protection

This Guarantee and Indemnity shall continue in full force and effect notwithstanding:

(a)

that any purported obligation of the Seller or any other person to the Buyer (or any security therefor) becomes wholly or partly void, invalid or unenforceable for any reason whether or not known to the Buyer or the Seller’s Guarantor; or

(b)	any incapacity or any change in the constitution of, or any amalgamation or reconstruction of, the Seller’s Guarantor or the Seller or any other matter whatsoever.
5.	Primary Obligations

This Guarantee and Indemnity shall constitute the primary obligations of the Seller’s Guarantor and the Buyer shall not be obliged to make any demand on the Seller or any other person before enforcing its rights against the Seller’s Guarantor under this Guarantee and Indemnity.

6.	Waiver

No delay or omission of the Buyer in exercising any right, power or privilege under this Guarantee and Indemnity shall impair such right, power or privilege or be construed as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

7.	Invalidity

If at any time any one or more of the provisions of this Guarantee and Indemnity is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

SCHEDULE 7

The Buyer’s Guarantee and Indemnity

1.	Guarantee and Indemnity

The Buyer’s Guarantor irrevocably and unconditionally:

(a)	guarantees to the Seller as principal obligor the due and punctual performance and observance by the Buyer of all of its obligations under this agreement and the Tax Deed; and
(b)

undertakes to indemnify the Seller against all Losses incurred by the Seller arising from any failure by the Buyer to perform and/or observe any of its obligations under this agreement and the Tax Deed,

(together “this Guarantee and Indemnity”).

2.	Continuing Security

This Guarantee and Indemnity is to be a continuing security which shall remain in full force and effect until all of the obligations of the Buyer under this agreement and the Tax Deed shall have been fulfilled or shall have expired in accordance with the terms of this agreement and the Tax Deed and this Guarantee and Indemnity is to be in addition, and without prejudice to, and shall not merge with, any other right, remedy, guarantee, indemnity or security which the Seller may now or hereafter hold in respect of all or any of the obligations of the Buyer under this agreement and the Tax Deed.

3.	Seller’s Protections

The liability of the Buyer’s Guarantor under this Guarantee and Indemnity shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate the Buyer’s Guarantor from its obligations hereunder including, without limitation:

(a)	any amendment, variation or modification to, or replacement of:
(i)	this agreement; and/or
(ii)	the Tax Deed;
(b)	the taking, variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against the Buyer or any other person;
(c)	any time or indulgence or waiver given to, or compromise made with, the Buyer or any other person; or
(d)	the Buyer becoming insolvent, going into receivership or liquidation or having an administrator appointed.
4.	Further Protection

This Guarantee and Indemnity shall continue in full force and effect notwithstanding:

(a)

that any purported obligation of the Buyer or any other person to the Seller (or any security therefor) becomes wholly or partly void, invalid or unenforceable for any reason whether or not known to the Seller or the Buyer’s Guarantor; or

(b)	any incapacity or any change in the constitution of, or any amalgamation or reconstruction of, the Buyer’s Guarantor or the Buyer or any other matter whatsoever.
5.	Primary Obligations

This Guarantee and Indemnity shall constitute the primary obligations of the Buyer’s Guarantor and the Seller shall not be obliged to make any demand on the Buyer or any other person before enforcing its rights against the Buyer’s Guarantor under this Guarantee and Indemnity.

6.	Waiver

No delay or omission of the Seller in exercising any right, power or privilege under this Guarantee and Indemnity shall impair such right, power or privilege or be construed as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

7.	Invalidity

If at any time any one or more of the provisions of this Guarantee and Indemnity is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

Signed by for and on behalf of AIR LIQUIDE LIMITED in the presence of:	) ) ) )	/s/ Olivier Petit

Signed by for and on behalf of OMNICARE LIMITED in the presence of:	) ) ) )	/s/ David Moffatt

Signed by for and on behalf of ALLIED HEALTHCARE GROUP HOLDINGS LIMITED in the presence of :	) ) ) ) )	/s/ David Moffatt

Signed by for and on behalf of AIR LIQUIDE UK LIMITED in the presence of:	) ) ) )	/s/ J.B. Dellon